EXHIBIT 99.1
KBR Announces First Quarter 2017 Financial Results

•	Revenues of $1.1 billion, up 11% over prior year

•	Solid earnings; GAAP EPS of $0.26 (with $0.02 impact from legacy legal fees)

•	Adjusted 2017 EPS expected above mid-point of $1.10 and $1.40 range

•	Reached substantial completion on an EPC power project in the U.S.

•	PEMEX settlement completed and cash collected in April; to be recorded in Q2 2017

HOUSTON, Texas - April 28, 2017 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced first quarter 2017 financial results.

Consolidated revenue in the first quarter of 2017 was $1.1 billion compared to $1.0 billion in the first quarter of 2016. Net income attributable to KBR was $37 million or $0.26 per diluted share ($0.28 per diluted share excluding U.S. Government legacy legal fees of $2.4 million) in the first quarter of 2017 compared to net income of $42 million or $0.30 per diluted share ($0.34 per diluted share excluding U.S. Government legacy legal fees of $5.8 million) in the first quarter of 2016.
Revenue in the first quarter increased from the same period a year ago driven by the recent acquisitions in the Government Services segment and organic growth from contracts with the U.S. Military. These revenue increases were partially offset by lower activity on various projects in our Engineering and Construction and Non-strategic Business segments that are now completed or nearing completion, including the final EPC power project.
Net income attributable to KBR reflects strong performance across all segments despite lower equity earnings from an LNG project joint venture in Australia (Ichthys), which is timing related. Gross profit improved to $82 million from $68 million in the prior year quarter, at 7.4% of revenues. This improvement was driven by improved project execution in the E&C segment. Equity in earnings decreased to $9 million from $29 million in the prior year quarter, driven by a lower percentage of completion adjustment on the Ichthys project through our Ichthys JV.
"We achieved predictable, consistent and profitable performance in our Government Services and Technology and Consulting segments, plus good progress on a number of engineering and construction projects, including the achievement of reaching substantial completion of our final EPC power project." said Stuart Bradie, President and Chief Executive Office of KBR, Inc.
In April 2017, we settled our decade long dispute over an almost half billion judgment pertaining to the EPC 1 construction project executed for PEMEX Exploración y Producción (PEP). Under the settlement, we have been paid $435 million for costs and fees owed for our work on the construction project. This settlement ends our collection efforts and all litigation between the parties has been dismissed.
"We also achieved substantial completion of an engineering, procurement and construction (EPC) services 650-megawatt combined cycle power plant. The completion of this project marks KBR’s exit from the fixed price EPC power business in the United States and achieves another milestone in our corporate strategy to exit this non-strategic business. We continue to make progress in resolving legacy legal matters and commercial disputes, further de-risking the business.” Bradie continued.
Segment Business Results (All comparisons are first quarter 2017 versus first quarter 2016 unless otherwise noted.)
Government Services (GS) Results
GS revenue was $515 million and gross profit was $37 million, an increase of $305 million and $16 million, respectively, over the prior year. These increases were primarily due to the acquisitions of Wyle and HTSI (converted into KTS) in the third quarter of 2016, as well as from continued expansion of task orders on existing U.S. Government contracts including LogCAP IV and other international operating base contracts in support of the U.S. military. Integration of Wyle and KTS into KBR is progressing to plan and both are performing in line with expectations. These acquisitions position us in the domestic technology-focused engineering services industry and we expect continued growth in opportunities within this segment of our business.

Equity in earnings of unconsolidated affiliates was $9 million, down $2 million, primarily due to lower than expected maintenance activities on a U.K. Ministry of Defense project which are expected to recover throughout the remainder of 2017. The majority of the equity in earnings for the Government Services segment comes from joint ventures serving two programs which support the United Kingdom government -- the U.K. Military Flying Training System (UKMFTS) program and the Army 2020 rebasing program. These two programs are operated under annuity-type contracts which were awarded last year and are expected to continue to grow significantly in 2017 as they ramp up. These two contracts extend for 18 and 23 years respectively, with a combined award value of almost $1 billion.
Technology & Consulting (T&C) Results
T&C revenue decreased by $21 million to $76 million in the first quarter of 2017 while gross profit was $14 million, down $3 million from the prior year. Gross profit margin remained flat at approximately 18% in each quarter. The decreases in revenue and gross profit were driven by lower volume of activity due to timing in the upstream oil and gas consulting portion of the T&C business. Backlog across the T&C grew in the quarter. The consulting sector appears to be gaining momentum through recent awards of smaller upstream studies and projects which typically precede larger investment decisions by the major oil and gas companies.
Engineering & Construction (E&C) Results
In the first quarter of 2017, E&C's revenue was $489 million, a decrease of $117 million from the same period in the prior year, primarily due to reduced activity across the sector. These decreases were partially offset by projects ramping up from new awards in 2016, including a construction project in Canada.
E&C gross profit was up by $4 million to $33 million in the first quarter of 2017 attributable to solid project performance as well as lower overhead costs associated with previously announced cost reduction activities.
Equity in earnings of unconsolidated affiliates was zero for the first quarter of 2017, down $18 million from the prior year predominantly due to a reduction in percentage of completion estimated on the Ichthys project, where increased forecast reimbursable costs delayed profit recognition to future periods. The decrease was offset with improving contributions from our Brown & Root Industrial Services joint venture maintenance business.
Non-strategic Business (NSB) Results
NSB revenue was $26 million, a decrease of $57 million primarily due to lower activity on EPC power projects as we have been winding down the fixed-price EPC power projects in the U.S. The final fixed-price EPC power project in the U.S. reached substantial completion during the first quarter of 2017. Gross profit decreased by $3 million to a gross loss of $2 million in the first quarter of 2017.
Cash Flow and Liquidity
Cash and equivalents decreased $126 million during the first quarter of 2017 as compared to a decrease of $59 million in the prior year. As expected, the decrease in cash and equivalents in 2017 was driven by higher operating cash flows used to fund several EPC contracts nearing completion within our E&C and NSB business segments. Cash and equivalents at March 31, 2017 totaled $410 million, including $224 million of domestic U.S. cash. As of March 31, 2017, our revolving credit agreement had an outstanding balance of $650 million, leaving $350 million of borrowing capacity.

New Business Awards and Backlog
Notable new awards during the first quarter of 2017 included:
Government Services

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We were awarded a seat on the Worldwide Engineering & Construction (WE&C) contract by the U.S. Air Force’s Civil Engineering Center. Under this contract, KBRwyle will have the opportunity to compete on task orders to provide a range of design, construction and engineering services for the U.S. Air Force. This contract consists of a five-year base period with three one year option periods with a maximum ceiling value of $950 million.

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We were awarded an engineering services contract by NASA to support more than 20 NASA exploration missions. This is a five-year, single award indefinite-delivery/indefinite quantity (IDIQ) contract, will provide ground systems and operations support to various NASA missions managed by Space Science Mission Operations and Earth Science Mission Operations at NASA’s Goddard Space Flight Center in Greenbelt, Maryland.

Technology and Consulting

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We were awarded a revamp contract by Mangalore Chemicals and Fertilizers LTD for its ammonia plant in India. Under the terms of the contract, KBR will provide its ammonia technology to enhance the energy efficiency of the plant.

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We were awarded a technology licensing and basic engineering design contracts by LG Chem for its ethylene plant in South Korea. Under the terms of the contract, KBR will provide license and basic engineering design services to expand the plant ethylene capacity by 230KTA to a total of 1,270KTA through the addition of two (2) new SCORETM SC-1 proprietary furnaces and product recovery system modifications. This project is part of a larger LG Chem Daesan facility expansion that will enable the company to produce additional high value-added ethylene derivative products.

Engineering and Construction

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We were awarded a contract for independent verification services by Sydney Desalination Plant Pty Limited for its desalination plant rebuild works and associated systems commissioning. KBR previously provided Independent Verification services for the original construction of the Sydney Desalination Plant and has continued to provide engineering services for a range of projects since that time.

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We were awarded a contract for maintenance, planning and industrial services by International Paper (IP), a global producer of renewable packaging and paper products. The contract will be performed over the next four years. Under the new contract, KBR will provide industrial maintenance services of around 700,000 labor hours at IP's offices in Svetogorsk, Russia.  This contract is a continuation of KBR's long-standing service providing maintenance services for IP globally.

KBR backlog decreased from $10.9 billion as of December 31, 2016 to $10.6 billion as of March 31, 2017, with project work-off exceeding new awards, primarily in our E&C and GS business segments.
Guidance
Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal costs. The company reiterates its full year 2017 fully diluted adjusted earnings per share guidance of between $1.10 and $1.40 per share. However, with the resolution of the PEMEX settlement, we project earnings per share to be above mid-point in the range. Our diluted adjusted earnings per share excludes legal costs associated with legacy U.S. Government contracts which are expected to be approximately $9 million, or $0.07 per fully diluted share in 2017. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future. Our estimated effective tax rate for 2017 will range from 25% to 27%. Our expected EBITDA range for 2017, which is on the same basis as the EPS guidance, is $300-$350 million. The estimate for operating cash flows will range from $100 - $200 million for 2017.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

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Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Marit Babin Stout
Vice President, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Revenues:
Government Services	$515	$210
Technology & Consulting	76	97
Engineering & Construction	489	606
Subtotal	1,080	913
Non-strategic Business	26	83
Total revenues	1,106	996
Gross profit (loss):
Government Services	37	21
Technology & Consulting	14	17
Engineering & Construction	33	29
Subtotal	84	67
Non-strategic Business	(2)	1
Total gross profit	82	68
Equity in earnings of unconsolidated affiliates:
Government Services	9	11
Technology & Consulting	—	—
Engineering & Construction	—	18
Subtotal	9	29
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	9	29
General and administrative expenses	(32)	(34)
Asset impairment and restructuring charges	—	(2)
Gain on disposition of assets	4	4
Operating income	63	65
Other non-operating expense	(12)	(5)
Income before income taxes and noncontrolling interests	51	60
Provision for income taxes	(13)	(15)
Net income	38	45
Net income attributable to noncontrolling interests	(1)	(3)
Net income attributable to KBR	$37	$42

Net income attributable to KBR per share:
Basic	$0.26	$0.30
Diluted	$0.26	$0.30

Basic weighted average common shares outstanding	143	142
Diluted weighted average common shares outstanding	143	142

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$410	$536
Accounts receivable, net of allowance for doubtful accounts of $9 and $14	562	592
Costs and estimated earnings in excess of billings on uncompleted contracts	414	416
Claims receivable	400	400
Other current assets	95	103
Total current assets	1,881	2,047
Claims and accounts receivable	122	131
Property, plant, and equipment, net of accumulated depreciation of $315 and $324 (including net PPE of $35 and $36 owned by a variable interest entity)	143	145
Goodwill	959	959
Intangible assets, net of accumulated amortization of $107 and $100	242	248
Equity in and advances to unconsolidated affiliates	369	369
Deferred income taxes	119	118
Other assets	127	127
Total assets	$3,962	$4,144

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$462	$535
Billings in excess of costs and estimated earnings on uncompleted contracts	433	552
Accrued salaries, wages and benefits	187	171
Nonrecourse project debt	9	9
Other current liabilities	252	292
Total current liabilities	1,343	1,559
Pension obligations	518	526
Employee compensation and benefits	106	113
Income tax payable	79	78
Deferred income taxes	150	149
Nonrecourse project debt	35	34
Revolving credit agreement	650	650
Deferred income from unconsolidated affiliates	90	90
Other liabilities	200	200
Total liabilities	3,171	3,399
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,090	2,088
Accumulated other comprehensive loss	(1,030)	(1,050)
Retained earnings	513	488
Treasury stock	(770)	(769)
Total KBR shareholders' equity	803	757
Noncontrolling interests	(12)	(12)
Total shareholders' equity	791	745
Total liabilities and shareholders' equity	$3,962	$4,144

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Cash flows used in operating activities:
Net income	$38	$45
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13	9
Equity in earnings of unconsolidated affiliates	(9)	(29)
Deferred income tax expense	5	2
Other	6	8
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	38	54
Costs and estimated earnings in excess of billings on uncompleted contracts	4	5
Accounts payable	(75)	(9)
Billings in excess of costs and estimated earnings on uncompleted contracts	(124)	(46)
Accrued salaries, wages and benefits	16	(20)
Reserve for loss on uncompleted contracts	(22)	(16)
Payments from (advances to) unconsolidated affiliates, net	1	(8)
Distributions of earnings from unconsolidated affiliates	14	20
Income taxes payable	6	1
Pension funding	(9)	(10)
Net settlement of derivative contracts	(2)	(4)
Other assets and liabilities	(15)	(23)
Total cash flows used in operating activities	(115)	(21)
Cash flows used in investing activities:
Purchases of property, plant and equipment	(3)	(3)
Acquisition of businesses, net of cash acquired	2	(22)
Total cash flows used in investing activities	(1)	(25)
Cash flows used in financing activities:
Payments to reacquire common stock	(2)	(2)
Distributions to noncontrolling interests	(1)	(6)
Payments of dividends to shareholders	(12)	(11)
Excess tax benefits from share-based compensation	—	1
Total cash flows used in financing activities	(15)	(18)
Effect of exchange rate changes on cash	5	5
Decrease in cash and equivalents	(126)	(59)
Cash and equivalents at beginning of period	536	883
Cash and equivalents at end of period	$410	$824

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2017	2016
Government Services	$7,711	$7,821
Technology & Consulting	333	313
Engineering & Construction	2,537	2,769
Subtotal	10,581	10,903
Non-strategic Business	14	35
Total backlog	$10,595	$10,938

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.4 billion at March 31, 2017 and $7.4 billion at December 31, 2016. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $147 million at March 31, 2017 and $151 million at December 31, 2016.
We estimate that as of March 31, 2017, 36% of our backlog will be executed within one year. Of this amount, 59% will be recognized in revenues on our condensed consolidated statement of operations and 41% will be recorded by our unconsolidated joint ventures. As of March 31, 2017, $176 million of our backlog relates to active contracts that are in a loss position.
As of March 31, 2017, 13% of our backlog was attributable to fixed-price contracts, 57% was attributable to PFIs, and 30% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2017, $7.1 billion of our GS backlog was currently funded by our customers.